VALHI REPORTS FIRST QUARTER RESULTS

     DALLAS, TEXAS . . April 23, 1998. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $204.7 million, or $1.76 per diluted share, in the first quarter of 1998 compared to a loss from continuing operations of $23.1 million, or $.20 per diluted share, in the first quarter of 1997. The 1998 results include (i) a $330 million pre-tax gain related to the January 1998 sale of NL Industries' specialty chemicals business unit ($152 million, or $1.31 per diluted share, net of income taxes and minority interest) and (ii) a $68 million pre-tax gain related to the reduction in the Company's ownership interest in CompX International ($44 million, or $.38 per diluted share, net of income taxes) in conjunction with CompX's March 1998 initial public offering of shares of its common stock. The 1997 first quarter results included a $30 million pre-tax charge ($19.5 million, or $.17 per diluted share, net of income taxes) related to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL.

     NL's TiO2 operating income increased in the first quarter of 1998 compared to the year-ago period due primarily to higher average selling prices, improved production volumes and record sales volumes. NL's average Ti02 selling prices have continued to increase since early 1997, and NL's average TiO2 selling prices in the first quarter of 1998 were 17% higher than the first quarter of 1997 and were 5% higher than the fourth quarter of last year. NL's first quarter 1998 Ti02 sales volumes were 2% higher than the first quarter of 1997. NL expects to realize further increases in its Ti02 selling prices during the remainder of 1998. The Company's first quarter 1997 results included net sales of $35.1 million and operating income of $9.7 million related to NL's disposed specialty chemicals business unit (1998 net sales and operating income prior to the sale - $12.7 million and $2.7 million, respectively).

     The Company's component products business, operated by CompX, reported record sales in the first quarter of 1998 due primarily to higher volumes in all three of its major product lines (ergonomic computer support systems, precision ball bearing slides and locks). Approximately one-third of the increase in net sales resulted from the March 1998 acquisition of a lock competitor. Component products operating income in the first quarter of 1998 includes a $3.3 million non-recurring pre-tax charge related to the award of certain shares of CompX common stock in connection with completion of its initial public offering.

     Securities earnings increased in the first quarter of 1998 due primarily to a higher level of funds available for investment. General corporate expenses in 1997 included the $30 million charge related to the new accounting standard. Interest expense declined in 1998 due primarily to a lower level of outstanding indebtedness. Minority interest in after-tax earnings in 1998 relates to NL and CompX. Discontinued operations in 1997 consist of the results of the Company's former building products and fast food operations. The extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic and political conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings. Actual results could differ materially from those forecasted or expected.

    Valhi, Inc. is engaged in the chemicals, component products and waste management industries.

                                   * * * * *
                          VALHI, INC. AND SUBSIDIARIES

                             SUMMARY OF OPERATIONS

                                  (UNAUDITED)

                     QUARTERS ENDED MARCH 31, 1997 AND 1998
                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)


                                                    1997      1998

NET SALES
  Chemicals                                        $239.5     $235.3
  Component products                                 25.8       32.1


                                                   $265.3     $267.4



OPERATING INCOME
  Chemicals                                        $ 13.5     $ 37.4
  Component products                                  6.3        4.3


    TOTAL OPERATING INCOME                           19.8       41.7

Equity in Waste Control Specialists                  (2.7)      (3.2)
Gain on:
  Disposal of specialty chemicals business unit       -        330.2
  Reduction in interest in CompX                      -         67.9
General corporate items, net:
  Securities earnings                                14.7       17.3
  Expenses, net                                     (34.9)      (7.8)
Interest expense                                    (30.7)     (25.4)


    Income (loss) before income taxes               (33.8)     420.7
Provision for income taxes (benefit)                (10.7)     181.6
Minority interest in after-tax earnings               -         34.4


    INCOME (LOSS) FROM CONTINUING OPERATIONS        (23.1)     204.7

Discontinued operations                              15.6        -

Extraordinary item                                    -         (1.3)


    NET INCOME (LOSS)                              $ (7.5)    $203.4




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                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)

                     QUARTERS ENDED MARCH 31, 1997 AND 1998
                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)



                                                    1997       1998

BASIC EARNINGS PER COMMON SHARE
  Continuing operations                            $ (.20)     $ 1.78
  Discontinued operations                             .13         -
  Extraordinary item                                  -          (.01)


    NET INCOME (LOSS)                              $ (.07)     $ 1.77



DILUTED EARNINGS PER COMMON SHARE
  Continuing operations                            $ (.20)     $ 1.76
  Discontinued operations                             .13         -
  Extraordinary item                                  -          (.01)
    NET INCOME (LOSS)                              $ (.07)     $ 1.75



SHARES USED IN CALCULATION OF PER SHARE AMOUNTS
  Basic earnings                                    114.8       115.1



  Diluted earnings                                  114.8       116.1


